UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014

SEATTLE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-32405	91-1874389
(Commission File Number)	(IRS Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (425) 527-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Election

On January 10, 2014, the Board of Directors (the “Board”) of Seattle Genetics, Inc. (“Seattle Genetics” or the “Company”) approved an increase to the total number of authorized members of the Board to ten directors and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected John A. Orwin to the Board, effective immediately. Mr. Orwin will serve in the class of directors whose term of office expires at the Company’s 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. There was no arrangement or understanding between Mr. Orwin and any other persons pursuant to which Mr. Orwin was selected as a director. Mr. Orwin was not appointed to any Board committees in connection with his election to the Board.

In accordance with the Company’s compensation program for non-employee directors, Mr. Orwin is entitled to receive an annual retainer of $50,000 in 2014 for his service on the Board, subject to proration for the portion of 2014 served, plus reimbursement for out-of-pocket expenses incurred in connection with his attendance at Board meetings. Under the Company’s compensation program for non-employee directors, Mr. Orwin will be eligible for additional supplemental annual retainers ranging from $5,000 to $20,000 for each appointment as a member or chair of any Board committee, as applicable. In connection with his election to the Board, Mr. Orwin, as a non-employee director and pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), was granted an initial nonstatutory stock option to purchase 12,500 shares of Company’s common stock (the “Initial Option”) and an initial restricted stock unit award covering 5,000 shares of the Company’s common stock (the “Initial RSU”). In addition, on the date of each Annual Meeting of Stockholders of Seattle Genetics, each non-employee director is granted an annual nonstatutory stock option and an annual restricted stock unit award under the 2007 Plan if, on such date, he or she had served on the Board for at least six months. The annual options become fully exercisable on the day before the anniversary of the date of grant of the annual option, and the Initial Option becomes exercisable as to 1/4th of the shares subject to the Initial Option on the first anniversary of the date of grant and as to 1/36th of the remaining shares subject to the Initial Option ratably each month thereafter. All restricted stock unit awards granted to our non-employee directors under the 2007 Plan, including to Mr. Orwin, will vest in full upon the third anniversary of grant. In addition, all non-employee directors receive full acceleration of vesting of any outstanding options or restricted stock unit awards under the 2007 Plan immediately prior to a change in control of the Company. All stock options granted under the 2007 Plan have a term of ten years, and the exercise price of each option is 100% of the fair market value of the Common Stock on the date of grant. The foregoing is only a brief summary of the Company’s compensation program for non-employee directors, which compensation program is described in more detail in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 8, 2013 under the caption “Certain Other Corporate Governance Matters—Director Compensation” beginning on page 16.

In connection with Mr. Orwin’s election to the Board, he and the Company entered into the Company’s standard indemnity agreement for the Company’s directors and officers, which requires the Company to indemnify Mr. Orwin, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Orwin as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Dated: January 13, 2014	By:	/S/ CLAY B. SIEGALL
Clay B. Siegall
President and Chief Executive Officer